UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2014

Medizone International, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	2-93277-D (Commission File Number)	87-0412648 (IRS Employer Identification No.)

4000 Bridgeway, Suite 401, Sausalito, California 94965
(Address of principal executive offices, Zip Code)

Registrant's telephone number, including area code: (415) 331-0303

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)  Election of New Director.

On February 26, 2014, the Board of Directors of Medizone International, Inc., a Nevada corporation (the “Registrant”), voted to enlarge the board of directors by appointing an additional director to serve until the next annual meeting of the stockholders or until his successor is elected and qualified.  The new director is David Esposito, age 45.  Mr. Esposito was President and General Manager of Phadia US Inc. from 2009-2011 (Phadia US, was the US division of privately held, Phadia AB, a premier global specialty diagnostics company prior to its acquisition by Thermo Fisher Scientific).  Mr. Esposito joined Phadia US as the senior vice president of sales and marketing in 2009 after a successful career in sales, marketing and commercial strategy with Merck and Co., Inc.  While at Phadia, Mr. Esposito led several initiatives to accelerate sales growth of Phadia’s core product ImmunoCAP.  Six weeks after he joined Phadia US, Mr. Esposito assumed overall operational control of the company following the untimely death of the company’s president in a plane crash and he was formally placed as President and General Manager by the board of directors in September of 2009.  Under Mr. Esposito’s leadership, Phadia US delivered double digit growth of the company’s core products ImmunoCAP® (specific IgE testing) and EliA® (autoimmune testing) for several years. In addition, he spearheaded the development of several commercial initiatives to support Phadia’s leadership in the area of bringing breakthrough diagnostics to the US marketplace for the allergy and autoimmune segments until its sale to Thermo Fisher Scientific in August 2011 for $3.5 billion. Mr. Esposito then served as Vice President for US Commercial Operations within the Specialty Diagnostics Group of Thermo Fisher Scientific until September 2013 before leaving to pursue other professional interests.

Before joining Phadia US, Mr. Esposito played several key leadership roles for Merck & Co. Inc in the US market. Among other things, he led the marketing team for Singulair®, Merck’s largest branded product at the time. He developed innovative, multi-channel marketing programs to continue to accelerate growth in a highly competitive and crowded asthma and allergy marketplace. Mr. Esposito is currently the Managing Partner of Harvest Time Partners, Inc., a company he founded after leaving Thermo Fisher Scientific.

Mr. Esposito is a graduate of the United States Military Academy at West Point (BS degree in civil engineering) and served as an Airborne Ranger Infantry officer in the United States Army.  He led a rifle platoon with the 101st Airborne Division in Operation Desert Shield/Storm (1990-1991) through several combat operations and was recognized with a Bronze Star for combat action on February 24, 1991. He also holds an MBA from Syracuse University (New York) and completed the Competitive Marketing Strategy Program at The Wharton School (University of Pennsylvania).

In making this appointment, the Board of Directors considered the extensive and successful experience of Mr. Esposito in the healthcare industry and his extensive marketing background to be of significance to the Registrant’s business plans.  In connection with Mr. Esposito’s appointment as a director, the Board of Directors granted him stock options for the purchase of 2,000,000 shares of common stock, exercisable for five years from the date of vesting at an exercise price of $0.1095 per share. These options vest over time as follows: (1) 1,000,000 shares will vest on February 26, 2015; and (2) 1,000,000 vest in four equal tranches of 250,000 shares upon the successful achievement of certain milestones by the Registrant tied to the commercialization of the Registrant’s patented hospital disinfection system. The grant date fair value of the options was $198,068.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1  Press release announcing appointment of new director, February 27, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Medizone International, Inc.

By:	/s/ Edwin G. Marshall
Edwin G. Marshall Chief Executive Officer

Date: February 27, 2014